Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2012 Results

LOUISVILLE, KY. (November 1, 2012) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 25, 2012.

	Third Quarter			Year to Date
($000’s)	2012	2011	% Change	2012	2011	% Change

Total revenue	308,656	269,253	15	953,800	832,610	15
Income from operations (1)	27,734	23,072	20	88,383	77,029	15
Net income (1)	18,067	15,798	14	57,246	51,667	11
Diluted EPS (1)	$0.25	$0.22	15	$0.80	$0.71	13

(1) 2012 YTD includes a charge related to a legal settlement discussed below.

Results for the third quarter included:

•                  Comparable restaurant sales increased 3.6% at company restaurants and 4.9% at franchise restaurants;

•                  Three company restaurants were opened;

•                  Restaurant margins, as a percentage of restaurant sales, decreased 8 basis points to 17.9%; and

•                  Diluted earnings per share increased 15% to $0.25 from $0.22 in the prior year.

Results year-to-date included:

•                  Comparable restaurant sales increased 4.8% at company restaurants and 5.5% at franchise restaurants;

•                  18 company restaurants were opened;

•                  Restaurant margins, as a percentage of restaurant sales, increased 24 basis points to 18.7%;

•                  As previously disclosed, the Company recorded a one-time, pre-tax charge of $5.0 million ($3.1 million after-tax) in the first quarter of 2012 for a legal settlement, which had a $0.04 impact on diluted earnings per share; and

•                  Before the previously disclosed first quarter charge, diluted earnings per share increased 18% to $0.84 from $0.71 in the prior year.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, commented, “We are pleased to report double-digit revenue and earnings per share growth in the third quarter, despite a challenging consumer environment and continued commodity cost pressures.  Our success is a direct result of our operators’ dedication to delivering legendary food and legendary service to our guests.  Development remains on track in 2012 with approximately 25 new company openings and we expect to increase that number to approximately 28 new company restaurants in 2013.  We will continue to focus on our long-term growth potential and brand positioning, and we are pleased that our strong balance sheet and cash flow allow us to internally fund our new restaurant growth and return excess capital to shareholders through dividends and share repurchases.”

2012 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its fourth quarter of fiscal 2012 increased approximately 3.0% compared to the prior year period.

The Company updated its guidance to the high end of the previous range of $0.94 to $0.96 for GAAP diluted earnings per share for 2012, which includes the legal settlement charge discussed below.  This compares to diluted earnings per share of $0.88 in 2011.  This full year guidance is based, in part, on the following assumptions and other information:

•                  Comparable restaurant sales growth of 4.0% to 4.5%;

•                  Approximately 25 company restaurant openings;

•                  Food cost inflation of 6.5% to 7.0% compared to our previous expectation of 7.0%;

•                  A pre-tax charge of $5.0 million ($3.1 million after-tax) relating to a legal settlement.  This charge was recorded in the first quarter of 2012 and is expected to negatively impact full year 2012 diluted earnings per share by approximately $0.04;

•                  An income tax rate of 32.5% to 33.0%, which is higher than the prior year rate of 29.5% as a result of the expiration of certain federal tax credits at the end of 2011; and

•                  Total capital expenditures of approximately $90.0 million.

2013 Outlook

While the Company is still finalizing its plans related to 2013, management is providing the following preliminary expectations:

•                  Positive comparable restaurant sales growth;

•                  Approximately 28 company restaurant openings;

•                  Food cost inflation of 5.0% to 8.0%;

•                  An income tax rate of 32.5% to 33.0%;

•                  Total capital expenditures of $100.0 to $110.0 million.

Conference Call

The Company is hosting a conference call today, November 1, 2012, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 401-3551 or (913) 312-0833 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 9444415 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 385 restaurants system-wide in 47 states and one foreign country.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, such as food and labor, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, pending or future legal claims, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 25, 2012	September 27, 2011	September 25, 2012	September 27, 2011

Revenue:
Restaurant sales	$306,025	$266,874	$945,583	$825,283
Franchise royalties and fees	2,631	2,379	8,217	7,327

Total revenue	308,656	269,253	953,800	832,610

Costs and expenses:
Restaurant operating costs:
Cost of sales	102,930	88,944	319,445	274,751
Labor	91,507	78,919	278,089	244,551
Rent	6,489	5,796	19,120	17,153
Other operating	50,183	45,112	151,967	136,331
Pre-opening	2,458	3,327	8,823	7,413
Depreciation and amortization	11,828	10,571	34,721	31,724
Impairment and closure	24	13	63	59
General and administrative	15,503	13,499	53,189	43,599

Total costs and expenses	280,922	246,181	865,417	755,581

Income from operations	27,734	23,072	88,383	77,029

Interest expense, net	603	669	1,776	1,776
Equity income from investments in unconsolidated affiliates	141	71	303	271

Income before taxes	27,272	22,474	86,910	75,524
Provision for income taxes	8,778	6,058	27,815	21,934

Net income including noncontrolling interests (1)	$18,494	$16,416	$59,095	$53,590
Less: Net income attributable to noncontrolling interests	427	618	1,849	1,923
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$18,067	$15,798	$57,246	$51,667

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.26	$0.22	$0.82	$0.72
Diluted	$0.25	$0.22	$0.80	$0.71

Weighted average shares outstanding:
Basic	70,482	70,800	70,004	71,370
Diluted	71,928	72,186	71,480	72,903

(1) Results for the 39 weeks ended September 25, 2012 include a $5.0 million charge, before the statutory income tax rate, relating to the settlement of a legal matter.  The settlement is included in general and administrative costs.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	September 25, 2012	December 27, 2011

Cash and cash equivalents	$84,320	$73,731
Other current assets	34,050	38,243
Property and equipment, net	523,482	497,217
Goodwill	110,946	110,946
Intangible assets, net	8,235	9,042
Other assets	13,464	11,491

Total assets	$774,497	$740,670

Current maturities of long-term debt and obligations under capital leases	329	304
Other current liabilities	120,324	136,068
Long-term debt and obligations under capital leases, excluding current maturities	51,352	61,601
Other liabilities	47,176	46,875
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	549,916	491,904
Noncontrolling interests	5,400	3,918

Total liabilities and equity	$774,497	$740,670

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	39 Weeks Ended
	September 25, 2012	September 25, 2011

Cash flows from operating activities:
Net income including noncontrolling interests	$59,095	$53,590
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	34,721	31,724
Share-based compensation expense	9,754	8,151
Other noncash adjustments	(3,630)	1,145
Change in working capital	(7,675)	(13,601)
Net cash provided by operating activities	92,265	81,009

Cash flows from investing activities:
Capital expenditures - property and equipment	(63,146)	(51,839)
Proceeds from sale of property and equipment, including insurance proceeds	255	171
Net cash used in investing activities	(62,891)	(51,668)

Cash flows from financing activities:
(Repayments) of revolving credit facility, net	(10,000)	—
Repurchase shares of common stock	—	(46,445)
Dividends paid	(18,134)	(11,399)
Other financing activities	9,349	1,961
Net cash used in financing activities	(18,785)	(55,883)

Net increase (decrease) in cash and cash equivalents	10,589	(26,542)
Cash and cash equivalents - beginning of year	73,731	82,215
Cash and cash equivalents - end of year	$84,320	$55,673

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2012	2011	vs LY		2012	2011	vs LY
Restaurant openings
Company - Texas Roadhouse	3	5	(2)		18	10	8
Company - Aspen Creek	0	0	0		0	0	0
Franchise - Texas Roadhouse	0	1	(1)		0	1	(1)
Total	3	6	(3)		18	11	7

Restaurants open at the end of the quarter
Company - Texas Roadhouse	309	281	28
Company - Aspen Creek	3	3	0
Franchise - Texas Roadhouse	72	72	0
Total	384	356	28

Company-owned restaurants
Restaurant sales	$306,025	$266,874	14.7%		$945,583	$825,283	14.6%
Store weeks	4,041	3,643	10.9%		11,854	10,818	9.6%
Comparable restaurant sales growth (1)	3.6%	4.0%			4.8%	4.4%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	3.6%	4.1%			4.8%	4.4%
Average unit volume (2)	$983	$952	3.3%		$3,102	$2,972	4.4%
Weekly sales by group:
Comparable restaurants (271 units)	$75,846
Average unit volume restaurants (20 units)	$72,928
Restaurants less than 6 months old (18 units)	$81,117

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.6%	33.3%	31	bps	33.8%	33.3%	49	bps
Labor	29.9%	29.6%	33	bps	29.4%	29.6%	(22	) bps
Rent	2.1%	2.2%	(5	) bps	2.0%	2.1%	(6	) bps
Other operating	16.4%	16.9%	(51	) bps	16.1%	16.5%	(45	) bps
Total	82.1%	82.0%	8	bps	81.3%	81.5%	(24	) bps

Restaurant margins (3)	17.9%	18.0%	(8	) bps	18.7%	18.5%	24	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,631	$2,379	10.6%		$8,217	$7,327	12.1%
Store weeks	936	927	1.0%		2,808	2,773	1.3%
Comparable restaurant sales growth (1)	4.9%	3.7%			5.5%	3.9%
Average unit volume (2)	$998	$935	6.7%		$3,073	$2,906	5.7%

Pre-opening expense	$2,458	$3,327	(26.1)%		$8,823	$7,413	19.0%

Depreciation and amortization	$11,828	$10,571	11.9%		$34,721	$31,724	9.4%
As a % of revenue	3.8%	3.9%	(9	) bps	3.6%	3.8%	(17	) bps

General and administrative expenses (4)	$15,503	$13,499	14.8%		$53,189	$43,599	22.0%
As a % of revenue	5.0%	5.0%	1	bps	5.6%	5.2%	34	bps

(1)  Comparable restaurant sales growth includes sales from domestic restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from domestic Texas Roadhouse restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

(4) Results for the 39 weeks ended September 25, 2012 include a $5.0 million pre-tax charge for the settlement of a legal matter.

Amounts may not foot due to rounding.

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information

(in thousands, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before the impact of a settlement of a legal matter.  This item is described in further detail throughout this document.

The Company used earnings before the impact of the legal settlement as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results before the impact of the legal settlement provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations in the 39 weeks ended September 25, 2012.

	For the 39 weeks ended
	September 25, 2012	September 27, 2011

Net income attributable to Texas Roadhouse, Inc. and subsidiaries, excluding settlement charge	$60,308	$51,667
Amount reserved for settlement of a legal matter, net of tax (1)	$(3,062)	$—
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$57,246	$51,667

Weighted average diluted shares outstanding	71,480	72,903

Diluted earnings per share, excluding settlement charge	$0.84	$0.71
Impact of settlement charge on diluted earnings per share	$(0.04)	$—
	$0.80	$0.71

(1)          Amount reserved in the first quarter of 2012 for the settlement of a legal matter was $5.0 million before the statutory income tax rate.  The settlement is included in general administrative costs in our condensed consolidated statements of income and comprehensive income.